Exhibit 99.1

Aspira Women’s Health Reports Fourth Quarter and Full Year 2024 Financial Results

Record 2024 OvaSuite revenue of $9.2 million and volume of 24,305 units sold

AUSTIN, Texas, Mar. 27, 2025 (GLOBE NEWSWIRE) — Aspira Women’s Health Inc. (“Aspira” or the “Company”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on the development of gynecologic disease diagnostic tools, today reported its financial results for the fourth quarter and year ended December 31, 2024. Select financial results are as follows:

Fourth Quarter 2024 and Recent Financial Highlights

●	Product revenue increased 9.5% to $2.3 million for the three months ended December 31, 2024, compared to $2.1 million for the same period in 2023.
●	The number of OvaSuite tests performed increased 6.1% to approximately 6,004 during the three months ended December 31, 2024, compared to the approximately 5,659 OvaSuite tests for the same period in 2023.
●	The average unit price (AUP) increased 4.3% to $391 for the three months ended December 31, 2024, compared to $376 for the same period in 2023.
●	Gross profit margin improved 6.2 percentage points to 63.4% for the three months ended December 31, 2024, compared to 57.2% for the same period in 2023.
●	Total operating expenses were $4.9 million for the three months ended December 31, 2024, a decrease of $0.4 million, or 8%, compared to the same period in 2023.
●	Cash balance as of March 27, 2024, of approximately $3.7 million, excluding the pending $1.5 million ARPA-H milestone payment currently in process of payment.
●	Company successfully completed a $1.36 million convertible note raise and raised $4.39 million under its At-The-Market (ATM) facility in the 4th quarter and subsequent to year end, bringing the total funds raised to $5.75 million.

For the Full Year 2024:

●	Product revenue was unchanged at $9.2 million for the year ended December 31, 2024, compared to $9.2 million for the same period in 2023.
●	The number of OvaSuite tests performed increased 1.3% to approximately 24,305 during the year ended December 31, 2024, compared to the approximately 23,990 OvaSuite tests for the same period in 2023.
●	The average unit price (AUP) decreased 1.0% to $378 for the year ended December 31, 2024, compared to $382 for the same period in 2023.
●	Gross profit margin improved 2.2 percentage points to 59.7% for the year ended December 31, 2024, compared to 57.5% for the year ended December 31, 2023.
●	Total operating expenses were $21.8 million for the year ended December 31, 2024, a decrease of $2.4 million, or 10%, compared to the same period in 2023.

Newly appointed CEO Mike Buhle stated, “The Aspira team generated record test volume and revenue in a challenging environment in 2024. During a period of transition and change, our sales and operational team remained focused on markets and the medical community we serve. We are deeply committed to meeting the medical needs of millions of women that benefit from the life-saving capabilities of our early detection OvaSuite product.”

Mr. Buhle continued, “Looking ahead, our strategic focus in 2025 and beyond is to rapidly accelerate top-line revenue growth through our improved go-to-market strategy. This is our highest priority for the team at this time, and we believe this is how we will quickly improve top line financial performance in 2025.”

“Additionally, we have identified clear opportunities to run a leaner cost model, dedicating more of our financial resources to sales growth, improved profitability, while will continue to look at new in-licensing opportunities, channel partners, and other strategic collaborations that enable efficient revenue streams and digital integrations.”

“Lastly, our research and development pipeline will not only increase our total addressable market but will also enhance our current portfolio of treatment pathway solutions, making us more attractive for long-term partnerships. In addition, we were honored by the $10 million Federal Government investment in ENDOinform, which is a strong validation of our mission to empower patients and healthcare providers with facts, not fear,” continued Mr. Buhle. “This funding will accelerate our near-term pipeline, fuel meaningful growth, and drive new strategic partnerships to make a lasting impact on women’s health.”

Recent Corporate Highlights

●	Announced the appointment of Mike Buhle as Chief Executive Officer
●	Successfully reached the first milestone of the ARPA-H $10 million award
●	Appointed Ellen Beausang, former Chief Commercial Officer of BioReference Health, to the Board of Directors
●	Closed $1.36 million private placement of convertible notes in March 2025
●	Generated $3.48 million in gross proceeds through our 2024 At the Market Offering Agreement so far in Q1 2025

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is dedicated to the discovery, development, and commercialization of noninvasive, AI-enabled tests to aid in the diagnosis of gynecologic diseases.

OvaWatch® and Ova1Plus® are offered to clinicians as OvaSuiteSM. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer risk for the more than 1.2 million American women diagnosed with an adnexal mass each year. OvaWatch provides a negative predictive value of 99% and is used to assess ovarian cancer risk for women where initial clinical assessment indicates the mass is indeterminate or benign, and thus surgery may be premature or unnecessary. Ova1Plus is a reflex process of two FDA-cleared tests, Ova1® and Overa®, to assess the risk of ovarian malignancy in women with an adnexal mass planned for surgery.

Our in-development test pipeline will expand our ovarian cancer portfolio and address the need for non-invasive diagnostics for endometriosis, a debilitating disease that impacts millions of women worldwide. In ovarian cancer, we intend to combine microRNA and protein biomarkers with patient data to further enhance the sensitivity and specificity of our current tests and expand the indicated population to screen women with a family history of ovarian cancer or a germline mutation. Through our ongoing endometriosis development program, we are combining microRNA and protein biomarkers with patient data, with the intent of identifying endometriosis independent of disease location or severity.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include statements regarding, among other things, the timing and completion of any products in the development pipeline and other statements that are predictive in nature, and whether the marketing of the OvaSuite portfolio will prove successful. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as “designed to,” “expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” and other words of similar meaning and the use of future dates. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission (SEC), including those factors identified as “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Aspira presently does not know, or that Aspira currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Aspira’s expectations, plans, or forecasts of future events and views as of the date of this press release. Subsequent events and developments may cause the Company’s assessments to change. However, while Aspira may elect to update these forward-looking statements at some point in the future, Aspira expressly disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Aspira’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Relations Contact :

investors@aspirawh.com

Aspira Women’s Health Inc.

Condensed Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$1,769	$2,597
Accounts receivable, net of reserves of $0 and $15, as of December 31, 2024 and December 31, 2023, respectively	990	1,459
Prepaid expenses and other current assets	1,098	997
Inventories	326	227
Total current assets	4,183	5,280
Property and equipment, net	69	165
Right-of-use assets	1,194	528
Restricted cash	-	258
Other assets	45	31
Total assets	$5,491	$6,262
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$2,173	$1,261
Accrued liabilities	2,445	2,863
Current portion of long-term debt	229	166
Short-term debt	614	670
Current maturities of lease liabilities	7	159
Total current liabilities	5,468	5,119
Non-current liabilities:
Long-term debt	1,278	1,430
Non-current maturities of lease liabilities	1,248	427
Warrant liabilities	60	1,651
Total liabilities	8,054	8,627
Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock, par value $0.001 per share, 200,000,000 and 200,000,000 shares authorized at December 31, 2024 and December 31, 2023, respectively; 17,407,120 and 10,645,049 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	17	11
Additional paid-in capital	528,817	515,927
Accumulated deficit	(531,397)	(518,303)
Total stockholders’ deficit	(2,563)	(2,365)
Total liabilities and stockholders’ deficit	$5,491	$6,262

Aspira Women’s Health Inc.

Condensed Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Par Value Amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
Product	$2,349	$2,130	$9,182	$9,153
Genetics	-	-	-	1
Total revenue	2,349	2,130	9,182	9,154
Cost of revenue:
Product	860	911	3,703	3,892
Genetics	-	-	-	-
Total cost of revenue	860	911	3,703	3,892
Gross profit	1,489	1,219	5,479	5,262
Operating expenses:
Research and development	500	1,077	3,266	4,035
Sales and marketing	1,977	1,743	8,146	7,812
General and administrative	2,443	2,534	10,345	12,267
Total operating expenses	4,920	5,354	21,757	24,114
Loss from operations	(3,431)	(4,135)	(16,278)	(18,852)
Other income, net:
Change in fair value of warrant liabilities	32	862	1,346	629
Interest income (expense), net	(13)	2	(33)	48
Forgiveness of DECD loan	-	-	-	1,000
Other income, net	2,024	182	1,871	485
Total other income, net	2,043	1,046	3,184	2,162
Net loss	$(1,388)	$(3,089)	$(13,094)	$(16,690)
Net loss per share - basic and diluted	$(0.08)	$(0.30)	$(0.93)	$(1.81)
Weighted average common shares used to compute basic and diluted net loss per common share	16,715,342	10,408,132	14,134,626	9,233,306